EMPLOYMENT AGREEMENT

        THIS AGREEMENT, made and entered into as of the 28th day of April, 2003, by and between RARE HOSPITALITY MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as the “Company”), and W. DOUGLAS BENN, a resident of the State of Georgia (hereinafter referred to as the “Executive”);

WITNESSETH:

        The Company, its parent corporation and subsidiaries are engaged in the business of owning, operating and franchising the operation of restaurants under the names LongHorn Steakhouse®, The Capital Grille® and Bugaboo Creek Steak House®. The Company’s parent, RARE Hospitality International, Inc. (the “Parent”) entered into that certain Employment Agreement, dated March 23, 1998, between Executive and the Parent (the “First Agreement”), which was assigned to the Company as of December 30, 2000. The Company desires to continue the employment of Executive as Treasurer of the Company and desires for Executive to continue to serve as Executive Vice President, Chief Financial Officer and Treasurer of RARE Hospitality International, Inc. (the “Parent”). The Company desires to be assured of Executive’s continued employment on the terms and conditions set forth in this Agreement. Executive desires to accept such continued employment on such terms and conditions.

        In the course of Executive’s employment, Executive has gained and will continue to gain knowledge of the business, affairs, customers, franchisees, plans and methods of the Company, its parent corporation and subsidiaries (collectively, “RARE”), has been and will be trained at the expense of RARE in the development, opening, operation and management of RARE’s restaurants through the use of techniques, systems, practices and methods used and devised by RARE, has had and will have access to information relating to RARE’s customers and their preferences and dining habits and has and will become personally known to and acquainted with RARE’s suppliers and managers in the Restricted Area (as defined in this Agreement), thereby establishing a personal relationship with such suppliers and managers for the benefit of RARE.

        The Company would suffer irreparable harm if Executive were to use such knowledge, information and personal relationships related to RARE and its business that are obtained and developed in the course of Executive’s employment with the Company, other than in the proper performance of his duties for the Company.

        In consideration of the sum of One Dollar ($1.00) in hand paid by the Company to Executive, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants and obligations contained herein, the Company and Executive hereby agree as follows:

         1.        Employment.    The Company agrees to continue to employ Executive, and Executive hereby accepts such continued employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

                                 1.1.        Employment Term.    The employment term of this Agreement shall commence on the date hereof (the "Commencement Date") and shall continue until and end on April 27, 2005, unless terminated prior thereto in accordance with Section 3 hereof. Unless renewed by mutual agreement of the Company and Executive, as expressed in writing signed by both parties on or before October 27, 2004 (the "Notice Date"), this Agreement shall terminate on April 27, 2005 with no renewal or extension; provided, however, that in the event the Company chooses not to renew the Agreement, the Executive will be entitled to receive the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the Expiration Date, and the Company will be obligated to continue to pay Executive his Base Compensation (as defined below) as of the Expiration Date, for a period of six (6) months after the Expiration Date, and for such additional period of time beyond six (6) months, if any, equal to the period of time between the Notice Date and the date on which the Company provides Executive with written notice of non-renewal. Such payments of salary shall be made as and when salary would otherwise be payable to senior officers of the Company. The period from the Commencement Date until the employment term expires or is terminated by the Company or Executive is hereinafter referred to as the "Employment Term."

                                 1.2         Duties of Executive.     Executive agrees that during the Employment Term, he will devote his full professional and business-related time, skills and best efforts to the business of RARE, initially in the capacity of Treasurer of the Company, Executive Vice President, Chief Financial Officer and Treasurer of the Parent, and subsequently in such capacity or capacities as shall be determined by the Company or the Parent. Executive shall devote his full time and his best efforts in the performance of any other reasonable duties as may be assigned to him from time to time by the Company or the Parent; provided, that all such duties assigned to Executive shall be of a nature and type reasonably and customarily assigned by companies to employees holding the offices occupied by Executive. Executive shall abide by the employment and other corporate policies of the Company established from time to time. Executive shall devote all of his full professional and business-related skills solely to the affairs of the Company, and shall not, during his employment, unless otherwise agreed to in advance in writing by the Company, seek or accept additional employment, become self-employed in any other capacity during the term of his employment, or engage in any activities which are detrimental to the business of the Company. Notwithstanding the foregoing, Executive may engage in personal investment activities provided such activities do not interfere with Executive’s performance of his full-time employment duties under this Agreement.

                                 1.3         Insurance/Bond.     For so long as Executive serves as either an officer or director of the Company, the Company shall, at its sole cost and expense, (i) obtain and maintain Directors’ and Officers’ and Corporate Liability Insurance covering Executive and his acts and omissions and having coverage levels, terms, and conditions not substantially less favorable than those contained in such insurance currently maintained by the Company and (ii) obtain and post any bond other than fiduciary security (including without limitation any such items required under Section 6.8 of the Company’s By-Laws) required by the Company to be maintained by, in the name of or on behalf of Executive.

         2.        Compensation and Benefits.

                                 2.1        Base Compensation.     For all the services rendered by Executive hereunder, the Company shall pay Executive an annual salary at the rate of Two Hundred Seventy-Five Thousand and 00/100 Dollars ($275,000.00) for each full year of the Employment Term, plus such additional amounts, if any, as may be approved by the Company (“Base Compensation”), payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than monthly). The Company agrees that the Executive’s salary will be reviewed at least annually to determine if an increase is appropriate, which increase shall be in the sole discretion of the Company. Executive’s salary shall be prorated for any partial year during which this Agreement remains in effect.

                                 2.2         Bonus Awards.     In addition to the Base Compensation during the Employment Term, Executive shall be eligible for a bonus potential of not less than eighty percent (80%) of his Base Compensation. The actual bonus shall be determined and paid in accordance with the bonus program for executives of the Company, as approved by the Company from time to time. Unless otherwise set forth in this Agreement, Executive must be employed by the Company on the date the bonus is paid to executive employees generally in order to be entitled to a bonus for that year.

                                 2.3         Stock Options.      The Company acknowledges that it has caused the Parent to issue incentive stock options and non-qualified stock options (collectively with the incentive stock options, the “Options”) to Executive pursuant to the Company’s 1997 Long-Term Incentive Plan (the “1997 Plan”) and the Company’s Amended and Restated 2002 Long Term Incentive Plan (the “2002 Plan”). The Company represents and warrants to Executive that (i) during the Employment Term, the Company will cause Executive to be within the category of persons for which awards may be granted under the 1997 Plan and the 2002 Plan (collectively, the “Option Plans”); (ii) the Option Plans have been approved by the Parent’s Board of Directors and shareholders and all Options granted to Executive under the Option Plans are and shall remain in full force and effect as the legally binding obligation of the Company throughout the Employment Term, subject to the terms of the Option Plans and the stock option agreements executed in connection with the issuance of the Options; and (iii) the Parent has caused all shares of stock in the Parent that may be acquired by Executive through the exercise of any one or more of the Options to be registered and freely tradable, whether by means of the Parent’s filing of all necessary S-8 registrations or otherwise, subject to restriction on sale or transfer of such shares under applicable securities laws by virtue of Executive’s position with the Company or ownership of the Parent’s securities.

                                 2.4        Life and Disability Insurance.    During the Employment Term the Company shall provide for the benefit of Executive, and pay the premiums when and as due on, term life insurance on the life of Executive in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00). In addition, during the Employment Term the Company will arrange disability income insurance for Executive that will provide compensatory payments to Executive in an amount equal to sixty percent (60%) of Executive’s Base Compensation as of the date of his disability, for the period of his disability after ninety (90) days following the date of termination of the Employment Term and until he attains the age of 65. Executive will be entitled to purchase such insurance and pay the premiums through payroll deductions, which sums the Company shall forward to the insurer when and as due under the terms of the disability income policy. To the extent that the Company has not acquired the life insurance or arranged the disability income insurance as required by this Section 2.4 at the execution of this Agreement, the Company will use its commercially reasonably efforts to obtain or arrange such insurance as soon as practicable.

                                 2.5        Other Benefits.     In addition to all other compensation and benefits paid or payable from the Company to Executive hereunder during the Employment Term, Executive shall be entitled to participate in any supplemental life insurance plan maintained for senior executives, Executive and his or her family shall be entitled to participate in the Company’s health care benefit programs on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, and Executive will be entitled to participate in any and all other employee benefit programs maintained by the Company for the benefit of its executive employees generally, in accordance with and subject to the terms and conditions of such programs.

                                 2.6        Expenses.     In addition to the compensation described in this Agreement, the Company shall promptly reimburse Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement and vouched to the reasonable satisfaction of appropriate officers of the of the Company, pursuant to established procedures.

        3.         Termination; Effect of Termination.

                                 3.1         Termination.     Anything in this Agreement to the contrary notwithstanding, this Agreement, the Employment Term and the employment of Executive pursuant hereto shall terminate upon the first to occur of the following events:

                                 (a)        The death of Executive.

                                 (b)        The lapse of thirty (30) days following the date on which the Company shall give written notice to Executive of termination of his employment hereunder by reason of his "Disability." Executive shall be deemed to be "Disabled" for purposes of this Agreement if the Company determines that by reason of any physical or mental condition he has been unable, for a period of at least ninety (90) substantially continuous days, to perform the essential duties and responsibilities of his job, with or without reasonable accommodation. In the event that Executive disagrees with the Company's determination that he is disabled, he and the Company shall select an impartial and reputable physician to provide a second opinion. If Executive and the Company are unable to agree on a physician to provide a second opinion, each party shall select a physician and those physicians shall select another physician to provide the second medical opinion. The Company agrees that it shall pay the reasonable fees and expenses of any second medical opinion.

                                 (c)        The lapse of three (3) days following written notice by the Company to Executive of termination for "Cause" which notice shall reasonably describe the cause for which Executive's employment is being terminated. For purposes of this Agreement, "Cause" means:

                                              (i)     the Executive's breach of any material obligations under this Agreement; provided, however, that if such breach can be cured within a reasonable time, Executive shall have such reasonable time (having regard for the nature of the Cause) to cure such Cause, which time shall not exceed thirty (30) days following receipt from the Company of written notice of such breach, before said breach is deemed to constitute "Cause" for termination. Cure of any Cause with or without notice from the Company shall not relieve Executive of any obligations to the Company under this Agreement or otherwise and shall not affect the Company's rights upon the reoccurrence of the same, or the occurrence of any other, Cause. If such Cause shall not be cured within such reasonable time, the employment of Executive under this Agreement shall terminate upon the expiration of such reasonable time;

                                               (ii)      habitual and unauthorized absenteeism by reason other than physical or mental illness;

                                               (iii)     chronic alcoholism or other form of substance abuse relating in material harm or actual or potential physical danger to RARE or its employees;

                                               (iv)     the commission by Executive of (x) a felony for which Executive is indicted or with respect to which Executive pleads nolo contendere (or any similar response), (y) any act of moral turpitude or (z) any fraud or embezzlement upon RARE;

                                               (v)     the engaging by the Executive in gross negligence or willful misconduct which causes material harm to RARE; or

                                               (vi)     any misrepresentation or breach by Executive of the warranty contained in Section 13 of this Agreement.

                                 (d)     The lapse of ten (10) days following written notice by the Company to Executive of termination other than for Cause.

                                 (e)     The lapse of thirty (30) days following written notice by Executive to the Company of his resignation from the Company; provided, however, that the Company, in its discretion, may cause such termination to be effective at any time during such thirty (30) day period.

                                 3.2        Payment upon Termination.

                                 (a)     Upon termination of the Employment Term for Cause, or as a result of termination pursuant to Section 3.1(e), Executive shall be entitled to receive the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination and any additional compensation he may be entitled to receive under the terms of any employee benefit plan offered by the Company.

                                 (b)     Upon termination of the Employment Term by the death of Executive, Executive's estate shall be entitled to receive (i) the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of death; and (ii) a lump sum equal to Executive's pro-rata share (based on days worked before death) of the bonus to which he would have been entitled under Section 2.2 if he had been an employee on the date bonuses for the then-current fiscal year were distributed.

                                             In addition to the foregoing, upon such termination (i) the Company shall cause acceleration to the date of such termination of the exercisability of that portion of the Options that, but for such termination, would have vested within twenty-four (24) months following such termination, and (ii) the Company shall continue to provide and pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive's dependent family members, if any, with coverage under the Company's group health insurance program, on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of twenty-four (24) months from and after the date of Executive's termination of employment. From and after the expiration of such twenty-four (24) month period, all applicable laws shall continue to apply to any person's or persons' rights to continue such benefits.

                                             Payments pursuant to this Section 3.2(b) shall be in addition to any insurance proceeds that may be payable to Executive's estate or beneficiaries.

                                 (c)        In the event that during the Employment Term Executive becomes Disabled (as defined in Section 3.1(b)) and the Company thereafter terminates Executive's employment during the continuation of such disability, Executive shall be entitled to receive (i) the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination; (ii) a lump sum equal to Executive's pro rata share (based on days worked before he became disabled) of the bonus to which he would have been entitled under Section 2.2 if he had been an employee on the date bonuses for the then-current fiscal year were distributed; and (iii) continuation of Executive's Base Compensation as of the date of termination of the Employment Term for a period of ninety (90) days following the termination of the Employment Term, which shall be paid as and when salary payments would otherwise be made under Section 2 of this Agreement.

                                             In addition to the foregoing, upon such termination of employment (i) the Company shall cause acceleration to the date of such termination of the exercisability of that portion or the Options that, but for such termination, would have vested within twenty-four (24) months following such termination; and (ii) the Company shall continue to provide and to pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive and his dependent family members, if any, with coverage under the Company’s group health insurance program, on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of twenty-four (24) months from after the date of Executive’s termination of employment. From and after the expiration of such twenty-four (24) month period, all applicable laws shall continue to apply to any person’s or person’ rights to continue such benefits.

                                             Payments pursuant to this Section 3.2 (c) shall be in addition to any disability insurance payments that may be payable to Executive.

                                 (d)         In the event that the Company terminates Executive's employment for any reason other than those set forth in subsections 3.1 (a), (b) or (c) above, except upon expiration of the Employment Term, or unless the provisions of Section 3.2(e) apply, Executive shall be entitled to receive the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination, and the Company will be obligated to pay Executive his Base Compensation, as of the date of termination, from the date of such termination for a period of twelve (12) months. Executive shall also be entitled to receive his pro-rata share (based on days worked before termination) of the bonus to which he would have been entitled under Section 2.2 if he had been an employee on the date bonuses for the then-current fiscal year were distributed. Such payments of salary and bonus shall be made over a twelve (12) month period as and when salary and bonuses would otherwise be payable under Section 2 of this Agreement.

                                             In addition to the foregoing, upon such termination of employment, (i) the Company shall cause acceleration to the date of such termination of the exercisability of that portion of the Options that, but for such termination, would have vested within twenty-four (24) months following such termination , and (ii) the Company shall continue to provide and to pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive and Executive’s dependant family members, if any, with coverage under the Company’s group health insurance program , on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of twelve (12) months from and after the date of Executive’s termination of employment. From and after the expiration of such twelve (12) month period, all applicable laws shall continue to apply to any person’s or persons’ rights to continue such benefits.

                                 (e)         In the event that (i) during the Employment Term a "Change in Control" shall occur and (ii) within eighteen (18) months following such Change in Control the Company substantially reduces Executive's scope of responsibility, moves the Company's headquarter offices away from the Metropolitan Atlanta area or terminates Executive's employment for any reason other than those set forth in subsections (a), (b) or (c) above then, in lieu of the amounts payable pursuant to Section 3.2(d), Executive shall be entitled to receive (i) the compensation under Section 2.1 owed to Executive but unpaid for performance rendered under this Agreement as of the date of termination of such employment; (ii) a lump sum equal to the average of the bonus paid to Executive with respect to each of the two fiscal years of the Company prior to the year in which the termination occurs; (iii) an amount equal to two (2) times his annual Base Compensation as of the date of termination of such employment. The amount payable pursuant to clause (iii) of the immediately preceding sentence shall be payable in periodic amounts, each equal to the periodic Base Compensation payments being made to Executive immediately prior to the date of termination, payable on the dates that salary payments are normally made to executives of the Company or its successor. Notwithstanding the provisions of the immediately preceding sentence, in the event that the Company shall fail to make any payment of any amount payable pursuant to clause (iii) above, which failure is not cured within thirty (30) days following written notice to the Company of the failure to make such payment, then all remaining portions of the total amount payable pursuant to clause (iii) shall thereupon be immediately due and payable without further notice to the Company. All payments pursuant to this Section 3.2(e) other than those pursuant to clause (iii) shall be made within thirty (30) days following the termination of Executive's employment or the date upon which Executive's scope of responsibility is substantially reduced.

                                             In addition to the foregoing, upon such termination (i) the Company shall cause acceleration to the date of such termination of the exercisability of that portion of the Options that, but for such termination, would have vested within twenty-four (24) months following such termination, and (ii) the Company shall continue to provide and pay for all health, hospitalization and long-term care insurance premiums necessary to provide Executive and Executive’s dependant family members, if any, with coverage under the Company’s group health insurance program, on the same terms and conditions as offered to other executives of the Company throughout the period of coverage, for a period of eighteen (18) months from and after the date of Executive’s termination of employment. From and after the expiration of such eighteen (18) month period, all applicable laws shall continue to apply to any person’s or persons’ rights to continue such benefits.

                                             For purposes of this subsection (e), “Change in Control” means and includes each of the following:

                                               (i)     The acquisition, at one time or over time, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "1934 Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control; (a) any acquisition by a Person who is on the date of this Agreement the beneficial owner of 35% or more of the Outstanding Corporation Voting Securities, (b) any acquisition by the Parent, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent;

                                               (ii)     Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or comparable persons of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Parent or all or substantially all of the Parent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, and (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent of such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or comparable body of the corporation or other entity resulting from such Business Combination were members of the incumbent Board or comparable body at the time of the execution of this Agreement, or of the action of the Board or comparable body, providing for such Business Combination.

                                 (f)         Payments made pursuant to this Section 3.2 are in lieu of any other obligations to Executive pursuant to the terms of this Agreement.

                                 (g)         In the event that Executive's employment is terminated pursuant to Sections 3.2(c), (d) or (e), a condition of Executive's receipt of any consideration, compensation or benefits beyond that which would otherwise be required to be paid or provided for performance rendered under this Agreement as of the date of termination shall be his execution of a separation agreement, including a full release of all claims, in a form acceptable to the Company.

         4.        Noncompetition.    Executive covenants and agrees that during the term of his employment with the Company and for a period of one (1) year thereafter, Executive shall not, as an officer, manager, supervisor, independent contractor or equity owner of any business or enterprise, engage or participate in any Business Activities in the Restricted Area. For purposes of this Section 4, "Business Activities" shall be those activities that relate to the development, operation or franchising of any single restaurant or group of restaurants that derives more than 30% of its food sales from the sale of steak products. For purposes of this Section 4, the "Restricted Area" shall be the area described in Exhibit A attached hereto, which the parties agree may be amended from time-to-time. Nothing in this Section 4 shall prohibit Executive from acquiring or holding, for investment purposes only, less than 2% of the outstanding publicly traded securities of any corporation that may compete directly or indirectly with the Company. The provisions of this Section 4 shall terminate and be of no further force and effect from and after the date on which the Company fails to make any payment owed to Executive under this Agreement following the Employment Term, which payment remains unpaid ten (10) business days following the receipt of written notice from Executive that such payment has not been made (provided that such cure period shall not apply with respect to the Company's third or subsequent failure to make any payment due Executive hereunder in any twelve (12) month period); provided, however, that in the event that there is any reasonable and good faith dispute between the Company and Executive as to any amount payable to Executive, for purposes of this Section 4 the disputed amount shall not be considered due and payable until such dispute shall have been finally resolved in an appropriate legal proceeding and any time for appeal of such resolution shall have run without an appropriate appeal having been taken.

         5.        Confidentiality.    Executive recognizes and acknowledges that by reason of his employment by and service to the Company, he has had and will continue to have access to trade secrets and other confidential information of RARE including, but not limited to, confidential pricing information, marketing information, sales techniques of RARE, confidential records, RARE's expansion plans, restaurant development and marketing techniques, operating procedures, training programs and materials, business plans, franchise arrangements, plans and agreements, information regarding suppliers, product quality and control procedures, financial statements and projections and other information regarding the operation of RARE's restaurants (hereinafter referred to as the "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of RARE and covenants that he will not, either during the term of his employment by the Company or for a period of two (2) years thereafter, disclose any such Confidential Information to any person for any reason whatsoever (except as his duties for the Company may require) without the prior written authorization of the Parent's Chief Executive Officer. Executive agrees that he will not copy any Confidential Information except as the performance of his duties for the Company may require and that upon the termination of his employment by the Company, he shall return all Confidential Information and any copies thereof in his possession to the Company. Executive hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies which RARE may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by RARE of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that nothing contained herein shall restrict or otherwise prohibit or prevent disclosure of Confidential Information pursuant to legal proceedings, subpoena, civil investigative demand or other similar process. Executive agrees that if disclosure of Confidential Information is requested or required pursuant to any such process, he shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Executive is nonetheless, legally compelled to disclose Confidential Information to any tribunal or other agency, Executive may, without liability hereunder, disclose to such tribunal or other agency only that portion of the Confidential Information which Executive is legally required to disclose. Executive agrees to cooperate with RARE to obtain an appropriate protective order or other reliable assurance that such tribunal or other agency will accord the Confidential Information confidential treatment. The Company also acknowledges and agrees that Confidential Information shall not include any information (a) known by Executive prior to his employment by the Company and learned by Executive other than as a result of his employment relationship with the Company, (b) independently developed by the Executive outside of the scope of his employment relationship with the Company or (c) that is or becomes publicly available through no breach by the Executive of his obligations to RARE.

         6.        Non-Solicitation of Employees.     Executive covenants that during the term of his employment by the Company, and during the eighteen (18) month period immediately following the termination of such employment, Executive will neither directly nor indirectly induce or attempt to induce any employee of RARE to terminate his or her employment to go to work for any other employer in a business competing with that of RARE. The provisions of this Section 6 shall terminate and be of no further force and effect from and after the date on which the Company fails to make any payment owed to Executive under this Agreement following the Employment Term, which payment remains unpaid ten (10) business days following the receipt of written notice from Executive that such payment has not been made (provided that such cure period shall not apply with respect to the Company's third or subsequent failure to make any payment due Executive hereunder in any twelve (12) month period); provided, however, that in the event that there is any reasonable and good faith dispute between the Company and Executive as to any amount payable to Executive, for purposes of this Section 6, the disputed amount shall not be considered due and payable until such dispute shall have been finally resolved in an appropriate proceeding and any time for appeal of such resolution shall have run without an appropriate appeal having been taken.

         7.        Hiring of Employees.     Executive covenants that during the term of his employment by the Company, and during the eighteen (18) month period immediately following the termination of such employment, Executive will neither directly nor indirectly hire any salaried employee of RARE. For purposes of Section 7, "neither directly nor indirectly" means Executive shall neither (i) take the prohibited action himself, (ii) act as agent, representative, consultant, recruiter or independent contractor for anyone with regard to taking the prohibited action, nor (iii) communicate to any such person the names, addresses, telephone numbers or any other information concerning any employee of RARE. The provisions of this Section 7 shall terminate and be of no further force and effect from and after the date on which the Company fails to make any payment owed to Executive under this Agreement following the Employment Term, which payment remains unpaid ten (10) business days following the receipt of written notice from Executive that such payment has not been made (provided that such cure period shall not apply with respect to the Company's third or subsequent failure to make any payment due Executive hereunder in any twelve (12) month period); provided, however, that in the event that there is any reasonable and good faith dispute between the Company and Executive as to any amount payable to Executive, for purposes of this Section 7 the disputed amount shall not be considered due and payable until such dispute shall have been finally resolved in an appropriate proceeding and any time for appeal of such resolution shall have run without an appropriate appeal having been taken.

         8.        Property of Company.     Executive acknowledges that from time to time in the course of providing services pursuant to the First Agreement, he has had and, by virtue of providing services pursuant to this Agreement, will continue to have the opportunity to inspect and use certain property, both tangible and intangible, of RARE, and Executive hereby agrees that said property shall remain the exclusive property of RARE and the Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, RARE's franchise and supplier lists, contract forms, books of account, training and operating materials and similar property.

         9.        Developments.     All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of RARE (the "Developments") which Executive, either by himself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of during his employment by the Parent or the Company, or which Executive, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term, shall become and remain the sole and exclusive property of RARE. Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the Chairman of the Parent. At any time and from time to time, upon the request and at the expense of the Company, Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of the Company, are or may be necessary or desirable to document such transfer or to enable RARE to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. RARE will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section.

         10.        Reasonableness.     The restrictions contained in Sections 4, 5, 6 and 7 are considered by the parties hereto to be fair and reasonable and necessary for the protection of the legitimate business interests of RARE.

         11.        Equitable Relief.     Executive acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by him of any of the provisions contained in Sections 4, 5, 6, 7, 8 and 9 of this Agreement will cause RARE irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that any material breach of the provisions of Sections 4, 5, 6, 7, 8 and 9 of this Agreement would be extremely detrimental to RARE. By reason thereof, Executive agrees that RARE shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of the provisions of Sections 4, 5, 6, 7, 8 and 9 of this Agreement by him.

         12.        Survival of Provisions.     The provisions of Sections 4 through 15, inclusive, of this Agreement shall survive the termination of this Agreement to the extent required to give full effect to the covenants and agreements contained in those sections. All provisions of this Agreement which contemplate the making of payments or the provision of consideration or other items of economic value by the Company to the Executive after the termination of this Agreement shall likewise survive the termination of this Agreement to the extent required to give full effect to such undertakings or obligations of the Company to Executive hereunder.

         13.        Warranties and Representations.     In order to induce the Company to enter into this Employment Agreement, Executive hereby warrants and represents to the Company that Executive is not under any obligation, contractual or otherwise, to any party which would prohibit or be contravened by Executive's employment by the Company and the performance of Executive's duties as Treasurer of the Company, Executive Vice President and Chief Financial Officer of the Parent, or the performance of Executive's other obligations under this Agreement.

         14.        Successors Bound; Assignability.     This Agreement shall be binding upon Executive, the Company and their successors in interest, including without limitation, any corporation into which the Company may be merged or by which it may be acquired. This Agreement is nonassignable, except that the Company's rights, duties and obligations under this Agreement may be assigned to the Company's acquiror in the event the Company is merged, acquired or sells substantially all of its assets. Nothing contained herein shall be deemed, interpreted or construed to prevent or constitute a waiver by Executive of his right and entitlement to terminate this Agreement for Good Reason, as contemplated by Section 3.1(f) of this Agreement.

         15.        Severability.     In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted, to the extent permissible under applicable law, in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

         16.        Withholding.     Notwithstanding any of the terms or provisions of this Agreement, all amounts payable by the Company hereunder shall be subject to withholding of such sums related to taxes as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.

         17.        Headings.     The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

         18.        Notices.     Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail, registered or certified mail, postage prepaid, addressed as follows:

        If to the Company, to:      RARE Hospitality Management, Inc.
                                    8215 Roswell Road
                                    Building 600
                                    Atlanta, Georgia 30350
                                    Attention:  President

        With a copy to:             RARE Hospitality International, Inc.
                                    8215 Roswell Road
                                    Building 600
                                    Atlanta, Georgia 30350
                                    Attention: General Counsel

        If to Executive, to:        W. Douglas Benn
                                    4740 Merlendale Drive
                                    Atlanta, GA  30327

                      Any party may by written notice change the address to which notices to such party are to be delivered or mailed.

         19.        Entire Agreement.     This Agreement, together with Exhibit A hereto, which is incorporated herein by this reference, constitutes the entire Agreement between the parties hereto with regard to Executive's employment by the Company and there are no agreements, understandings, specific restrictions, warranties or representations, written or oral, relating to said subject matter between the parties other than those set forth herein or herein provided for. Without limiting the foregoing, this Agreement replaces and supercedes the First Agreement, which is hereby terminated and of no further force and effect.

         20.        Counterparts.     This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

         21.        Amendment, Modification and Waiver.     This Agreement may only be amended, modified or terminated prior to the end of its term by the mutual agreement of the parties. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

         22.        Mitigation.     Executive shall have no duty to attempt to mitigate the compensation or level of benefits payable by the Company to him hereunder and the Company shall not be entitled to set-off against the amounts payable by the Company to Executive hereunder any amounts received by the Executive from any other source, including any subsequent employer.

         23.        Governing Law.     All of the terms and provisions of this Agreement shall be construed in accordance with and governed by the applicable laws of the State of Georgia.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    RARE HOSPITALITY MANAGEMENT, INC.

                                    By:   _______________________________
                                          Chairman and Chief Executive Officer

                                    EXECUTIVE

                                    -------------------------------
                                    W. DOUGLAS BENN

EXHIBIT A

Executive and the Company agree that, for purposes of this Agreement, the “Restricted Area” shall constitute the area within fifteen (15) miles of RARE’s restaurants in the following cities:

Alabama:              Daphne, Dothan, Hoover, Huntsville, Mobile, Montgomery, Prattville

Arizona:              Phoenix

Connecticut:          Manchester

Delaware:             Newark

District of Columbia: Washington, D.C.

Florida:              Altamonte Springs, Boynton Beach, Brandon, Coral Springs, Daytona Beach, Davie, Delray
                      Beach, Destin, Fleming Island, Ft. Lauderdale, Ft. Myers, Hollywood, Jacksonville
                      Beach, Jacksonville, Jensen Beach, Kissimmee, Lake Mary, Largo, Merritt Island, Miami,
                      Naples, Ocala, Orlando, Pembroke Pines, Port Richey, Sarasota, St. Augustine, St.
                      Petersburg, Tallahassee, Tampa, West Palm Beach, Winter Haven

Georgia:              Albany, Alpharetta, Athens, Atlanta, Augusta, Austell, Buford, Canton, Cartersville,
                      College Park, Columbus, Conyers, Cumming, Dalton, Douglasville, Duluth, Gainesville,
                      Hiram, Jonesboro, Kennesaw, Lawrenceville, Lithonia, McDonough, Macon, Marietta,
                      Morrow, Newnan, Peachtree City, Rome, Roswell, Savannah, Snellville, Statesboro,
                      Tifton, Tucker, Valdosta, Warner Robins, Woodstock

Illinois:             Chicago, Fairview Heights

Indiana:              Avon, Indianapolis, Carmel

Kansas:               Leawood

Kentucky:             Bowling Green, Cold Springs, Florence, Lexington, Louisville

Maine:                Bangor, South Portland

Maryland:             Bowie, Columbia, Gaithersburg, Germantown, Waldorf

Massachusetts:        Boston, Braintree, Chestnut Hill, Dedham, Framingham, Franklin, Haverhill, Loeminster,
                      Marlboro, Methuen, Milford, North Attleboro, Peabody, Seekonk, Shrewbury, Watertown

Michigan:             Troy

Minnesota:            Minneapolis

Missouri:             Ballwin, Belton, Chesterfield, Florissant, Independence, Kansas City, O'Fallon,
                      Sunset Hills, Lee's Summit

New Hampshire:        Concord, Manchester, Nashua, Newington

New Jersey:           Mt. Olive, North Brunswick, Parsippany, Piscataway, Rochelle Park

New York:             Albany, Poughkeepsie, Rochester

North Carolina:       Burlington, Charlotte, Concord, Gastonia, Greensboro, Hickory, High Point,
                      Huntersville, Pineville, Winston-Salem
Ohio:                 Beaver Creek, Boardman, Cincinnati, Columbus, Cuyahoga Falls,
                      Dublin, Eastgate, Fairview Park, Independence, Maumee, Medina,
                      Mentor, Moraine, North Canton, Pickerington, Solon, Springdale,
                      St. Clairsville, Strongsville, Wooster

Pennsylvania:         Bensalem, Erie, Exton, Norristown, Philadelphia

Rhode Island:         Providence, Warwick

South Carolina:       Columbia, Greenville, Hilton Head, Mt. Pleasant, Rock Hill,
                      Spartanburg

Tennessee:            Chattanooga, Clarksville, Hermitage, Jackson, Madison, Nashville

Texas:                Dallas, Houston

Virginia:             Dulles, McLean

West Virginia:        Charleston

Executive acknowledges and agrees that the geographical area described above is the area in which Executive will initially perform his services for the Company, and that the area in which such services are performed is intended to expand or contract as the locations of RARE’s restaurants (the “Consolidated Group”) increase or decrease. Executive and the Company agree that as the geographical area in which the Consolidated Group operates expands or contracts, the parties agree to amend the list of cities described on this Exhibit A from time to time, or delete cities in which there is no longer a member of the Consolidated Group to include each additional city in which there is a member of the Consolidated Group. Executive agrees to execute one or more amendments hereto upon the request of the Company from time to time in order to confirm such amended list.